May 23, 1996

MedQuist Inc.
Five Greentree Centre
Suite 311
Marlton, New Jersey 08053
Attention: David A. Cohen, President and
           Chief Executive Officer


         Re: Offerings of Common Stock on Forms S-1 and S-3


Ladies and Gentlemen:

     We are writing with respect to the letter agreement, dated March 29, 1996 (the "Letter Agreement"), by and between Heller Equity Capital Corporation, a Delaware corporation ("Heller"), and MedQuist Inc., a New Jersey corporation (the "Company"), and the Company's Registration Statements on Form S-1 (Securities and Exchange Commission File No. 333-3050), as amended by Amendments Nos. 1, 2, 3 and 4 thereto (and as it may be further amended or supplemented from time to time, the "S-1 Registration Statement") and on Form S-3 (originally filed with the Securities and Exchange Commission on April 24, 1996) (as it may be amended or supplemented from time to time, the "S-3 Registration Statement"). Capitalized terms which are used in this letter agreement without express definition have the respective meanings ascribed to such terms in the Letter Agreement.


     1. Information Provided. In connection with the Company's preparation of the S-3 Registration Statement, Heller has provided the following information to the Company:

          (a) Heller's principal executive offices are located at 500 West Monroe Street, Suite 1000, Chicago Illinois 60661. Heller is a wholly-owned subsidiary of Heller Financial, Inc., a Delaware corporation which is a wholly-owned subsidiary of Heller International Corporation, a Delaware corporation which is in turn a wholly-owned subsidiary of The Fuji Bank, Limited, a Japanese banking corporation.

          (b) Assuming the nine notices previously delivered by the Company to Heller are all of the notices required to be delivered by the Company pursuant to Sections 4.3(a) of the Class A Warrant and the Class B Warrant, the Class A Warrant is exercisable as of the date hereof for 595,512.39 shares of Class A Preferred Stock and the Class B Warrant is exercisable as of the date hereof for 367,163.30 shares of Class B Preferred Stock, in each case at an exercise price per share of $7.2714.


          (c) John H. Underwood is a Vice President of Heller.

          (d) Heller has provided to the Company all of the information set forth in the first, fifth, sixth, seventh and eighth paragraphs under the caption "Plan of Distribution" in the prospectus included in the S-3 Registration Statement.

Except as specifically set forth in subsections (a), (b), (c) and (d) above, Heller has not provided any information to the Company for inclusion in, or any other use in connection with, the S-3 Registration Statement. Heller has provided no information to the Company for inclusion in, or any other use in connection with, the S-1 Registration Statement.

     2. Certificate Denominations. Heller hereby waives reciept of certificates evidencing the shares of Class A Preferred Stock and Class B Preferred Stock issuable upon exercise of the Class A Warrant and the Class B Warrant. Heller hereby requests that the 1,005,175 shares of Common Stock issuable by the Company on the Effective Date to Heller pursuant to the Letter Agreement be delivered in the form of 19 certificates evidencing 50,000 shares of Common Stock each, a certificate evidencing 12,675 shares of Common Stock and a certificate evidencing 42,500 shares of Common Stock. All certificates should be registered in the name of "Heller Equity Capital Corporation."

     3. Cash Amounts Due. Accrued but unpaid interest on the outstanding principal amount of the Promissory Note, which is due and payable in cash pursuant to Section 1(i) of the Letter Agreement, will be $72,138.87 as of May 24, 1996, $77,583.27 as of May 28, 1996 and $78,944.38 as of May 29, 1996. The
cash amount due on account of sixty-nine hundredths of a share of Common Stock pursuant to Section 1(c) of the Letter Agreement will be based on the "Price to Public" set forth on the front cover page of the final prospectus for the Common Stock offered pursuant to the Registration Statement. These two cash amounts will be paid to Heller on the Effective Date by electronic transfer of immediately available funds to the following account:

                    Mellon Bank, N.A.
                    Pittsburgh, Pennsylvania
                    ABA No. 043-000-261
                    Account No. 194-2155
                    For credit to: Heller Equity Capital Corporation
                    Reference: MedQuist Inc.

The Company's payment of the amounts described in this Section 3 will not affect any of the Company's obligations under Section 3 of the Letter Agreement or any of the sections of the Loan Agreement and the Warrant Purchase Agreement referred to in Section 1(f) of the Letter Agreement.

     4. Consent and Waiver with Respect to Registration Agreements. Pursuant to Paragraph 1(g) of the Registration Agreement, Heller hereby consents to the Company's execution and delivery of the two Registration Rights Agreements, each dated August 31, 1995, between the Company and each of Susan Stuart and Elizabeth Kostick, and to the inclusion in the S-1 Registration Statement of 22,840 shares of Common Stock owned by those two individuals. Heller hereby waives its rights under Section 9 of the Registration Agreement with respect to the consummation of the offering pursuant to the S-1 Registration Statement.

     5. Lock-Up Agreement. Concurrently with the execution and delivery of this letter agreement, Heller is executing and delivering the lock-up agreement provided for in Section 1(h) of the Letter Agreement.

     6. Registration Agreement. The Registration Agreement is hereby amended by inserting the word "except" immediately before the word "insofar" in the eighteenth line of Paragraph 6(a) of the Registration Agreement. The execution and delivery of this letter agreement and the Letter Agreement is not intended by Heller and the Company to affect any of their respective rights and obligations under the Registration Agreement, as amended hereby.

                                           Very truly yours,

                                           HELLER EQUITY CAPITAL CORPORATION


                                           By:    /s/ J.H. Underwood
                                                  --------------------------
                                           Title: Vice President



Accepted and agreed to:

MEDQUIST INC.



By:    /s/ David A. Cohen
       -------------------------------
Title: President and Chief Executive Officer